Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 Portfolio Company MEDIBEACONTM Inc. Completes Successful Clinical Study
of Groundbreaking Kidney Function Monitor

New York, MARCH 2, 2017 (GlobeNewswire) - HC2 Holdings, Inc. (“HC2”) (NYSE MKT: HCHC), a diversified holding company, announced today that MediBeacon Inc., a portfolio company within HC2’s Pansend Life Sciences subsidiary, successfully completed a real-time, point of care renal function clinical study on subjects with impaired kidney function at Washington University in St. Louis. During the Pilot Two study, kidney function was measured in subjects ranging from normal to impaired Stage 4 Chronic Kidney Disease (CKD). The study also included subjects at St. Louis University Hospital.

“We are extremely excited by the continued progress MediBeacon has made in validating their technology,” said Phil Falcone, HC2’s Chairman, Chief Executive Officer and President. “This is a significant milestone that further reinforces our confidence in our investment in MediBeacon and its ability to use innovative technology to improve patient care and reduce costs to the healthcare system.”

MediBeacon’s proposed Transdermal Glomerular Filtration Rate (“GFR”) Monitor uses an optical skin sensor combined with a proprietary fluorescent tracer agent that glows in the presence of light. The system has been designed to provide clinicians continuous real-time monitoring of kidney function with no need for blood sampling.

“Completion of our Pilot Two study on patients with impaired kidney function represents an important milestone,” said Steve Hanley, MediBeacon CEO. “We anticipate beginning our multicenter clinical study including sites in the United States and Europe during the fourth quarter 2017.”

Blood samples taken in clinical practice today provide only time-delayed estimates and suffer from variability that may lead to inaccuracies. “Methods to assess kidney function have not changed in 25 years,” said Dr. Richard Solomon, Patrick Professor of Medicine and Director, Division of Nephrology and Hypertension at The University of Vermont College of Medicine. “MediBeacon’s point of care system could represent a major breakthrough in measuring kidney function.”

Other Recent Developments

Current MediBeacon technology applications are being investigated in the fields of kidney health, gastrointestinal permeability and optical angiography. The company’s Intellectual Property (IP) portfolio has grown to 29 granted U.S. patents, with 17 pending patent applications.

In September 2016, MediBeacon was awarded a grant from the National Eye Institute (NEI) of the National Institutes of Health (NIH) under Award Number R43EY027207. With this support, the company is pursuing research into the use of a MediBeacon fluorescent tracer agent to visualize vasculature in the eye.

In October 2016, MediBeacon, in collaboration with Washington University, was awarded a $1.1 million grant from the Bill & Melinda Gates Foundation for a research project aimed at improving the understanding of childhood malnutrition and its related problems, including stunted growth.

About HC2

HC2 Holdings, Inc. is a publicly traded (NYSE MKT:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across seven reportable segments, including Manufacturing, Marine Services, Utilities, Telecommunications, Life Sciences, Insurance and Other. HC2's largest operating subsidiaries include DBM Global Inc., a family of companies providing fully integrated structural and steel construction services, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in New York, New York.

Learn more about HC2 and its portfolio companies at www.hc2.com

About MediBeacon Inc.

MediBeacon’s mission is to commercialize biocompatible optical diagnostic agents for physiological monitoring, surgical guidance, and imaging of pathological disease in the human population. Several product concepts in these arenas are contained in the MediBeacon Intellectual Property estate. MediBeacon’s portfolio includes a renal function system that uses an optical skin sensor combined with a proprietary fluorescent tracer agent that glows in the presence of light. This system, currently in human trials, provides clinicians continuous real-time monitoring of a patient’s kidney function.

Learn more about MediBeacon at www.medibeacon.com

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including statements regarding the commencement or completion of the offering. Generally, forward-looking statements include information describing the offering and other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. The forward-looking statements in this press release include, without limitation, statements regarding our expectation regarding building shareholder value. Such statements are based on the beliefs and assumptions of HC2’s management and the management of HC2’s subsidiaries and portfolio companies. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Such important factors include, without limitation, the ability of our subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, capital market conditions, our and our subsidiaries’ ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HC2 or the applicable subsidiary of HC2, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management’s plans, changes in regulations and taxes.

These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For information on HC2 Holdings, Inc., please contact:
Andrew G. Backman
Managing Director
Investor Relations & Public Relations
abackman@hc2.com
212-339-5836